September 26, 2007

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C.

To Whom It May Concern:

We have read Item 4.01 of the Current Report on Form 8-K for Deja Foods, Inc. dated as of the date hereof, and are in agreement with the statements relating to Mayer Hoffman McCann P.C. contained therein. We have no basis to agree or disagree with other statement of the registrant contained therein.

Sincerely,

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.